UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

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On April 20, 2016, NCR Corporation disclosed the following in a Current Report on Form 8-K furnished to the Securities and Exchange Commission regarding the adjournment of its 2016 Annual Meeting of Stockholders:

NCR Corporation, a Maryland corporation (“NCR” or the “Company”) held its 2016 Annual Meeting of Stockholders on April 20, 2016 (the “2016 Annual Meeting”).

At the 2016 Annual Meeting, the holders of shares of the Company’s common stock and holders of shares of the Company’s Series A Convertible Preferred Stock, voting together as a single class, voted on, among other things, a proposal to amend and restate the charter of the Company to eliminate the classification of the Board of Directors of the Company (the “Board”) and provide for annual elections of all directors elected at or after the 2017 annual meeting of stockholders. This proposal received a substantial favorable vote at the meeting, but did not receive the vote required for approval under the Company’s charter, which is 80% of the voting power of all shares of outstanding stock entitled to vote generally in the election of directors. In order to allow for additional voting, the Chairman of the meeting determined, in his discretion, to adjourn the meeting with respect to this proposal until Thursday, April 28, 2016, at 9:00 a.m. Eastern Time. The 2016 Annual Meeting was a virtual meeting and will resume in the same format. The resumed meeting can be attended using the same access information that was used initially for the 2016 Annual Meeting, the details of which are set forth in the Definitive Proxy Statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 10, 2016.

Voting has been closed on the election of directors and each of the other proposals before the 2016 Annual Meeting other than the declassification of the Board, and the Company will include the results of the votes taken at the 2016 Annual Meeting on those closed matters in a Current Report on Form 8-K to be filed with the SEC on or prior to April 26, 2016.